EXHIBIT 99.16

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST TO ACQUIRE SHERATON HOTEL IN
BUCKS COUNTY, PHILADELPHIA FOR $16.7 MILLION

Transaction Highlights:
◊ Acquired at less than 6.5 trailing twelve month EBITDA multiple
◊ Expects to invest additional $5.7 million in full renovation of the property
◊ Direct hotel portfolio to increase to 18 assets totaling 2,971 rooms

DALLAS — (March 16, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has signed a definitive agreement to acquire the 187-room Sheraton Bucks County and an adjacent 56,000-square-foot office building in suburban Philadelphia for $16,700,000 in cash. The purchase price equates to a 7.6 trailing twelve month EBITDA multiple including the office building and a trailing twelve month EBITDA multiple below 6.5 after the planned sale of the office building. The acquisition is expected to close in April 2004.

Conveniently located near I-95, Route 1 and the Pennsylvania Turnpike, the Sheraton Bucks County is adjacent to the Sesame Street Place Theme Park, the Oxford Valley Mall, and the Frankford Bucks Hospital. It is the premier full service hotel in the market featuring 12,000 square feet of meeting space, a restaurant, a lobby bar and an exercise facility. Remington Lodging & Hospitality, L.P. will manage the property. Ashford is actively seeking a buyer for the office building.

Ashford will immediately invest approximately $5.65 million in the hotel to conform to the Starwood Property Improvement Plan. Full guest room and bath renovation, common area upgrades throughout the hotel, a complete restaurant renovation, meeting room updates and an exercise facility upgrade will occur in three phases and are expected to be completed by the end of 2005.

Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “We are very excited about this acquisition as it provides us with a very high initial yield for a full service hotel of this type and location. It also presents an opportunity to enhance its value and future returns through capital upgrades. The Sheraton Bucks County has enjoyed an enviable competitive position over the years with a strong brand, great location and local market reputation. We believe that a complete renovation of this full-service property will enable this asset to further outperform other hotels in the market.”

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14180 Dallas Parkway, 9th Floor, Dallas, TX 75254	Phone: (972) 490-9600

AHT to Acquire Sheraton Bucks County

March 16, 2004

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “planned” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the transaction will close in April 2004, the sale of the office building, the expected completion of the renovation, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-11, as amended (File Number 333-105277), and from time to time, in Ashford’s other filings with the Securities and Exchange Commission. EBITDA is defined as Net Income before interest, taxes, depreciation and amortization.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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